Exhibit 2.1

Execution version

SHARE EXCHANGE AGREEMENT

dated

August 23, 2021

by and among

DDC Enterprise Limited, a Cayman Islands company (the “Company”),

Norma Chu Ka Yin, as the Shareholders’ Representative (the “Shareholders’ Representative”),

and

Ace Global Business Acquisition Ltd, a British Virgin Islands company (the “Purchaser”),

i

4.30	Environmental Laws	22
4.31	Finders’ Fees	22
4.32	Powers of Attorney and Suretyships	22
4.33	Directors and Officers	22
4.34	Other Information	23
4.35	Money Laundering Laws	23
4.36	Not an Investment Company	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		23
5.1	Corporate Existence and Power	23
5.2	Corporate Authorization	24
5.3	Governmental Authorization	24
5.4	Non-Contravention	24
5.5	Finders’ Fees	24
5.6	Issuance of Shares	24
5.7	Capitalization	24
5.8	Information Supplied	24
5.9	Trust Fund	25
5.10	Listing	25
5.11	Board Approval	25
5.12	Purchaser SEC Documents and Financial Statements	25

ARTICLE VI COVENANTS OF THE COMPANY PENDING CLOSING		26
6.1	Conduct of the Business	26
6.2	Access to Information	28
6.3	Notices of Certain Events	28
6.4	Annual and Interim Financial Statements	29
6.5	SEC Filings	29
6.6	Financial Information	30
6.7	Trust Account	30
6.8	Employees of the Company and the Manager	30

ARTICLE VII COVENANTS OF THE COMPANY		31
7.1	Reporting and Compliance with Laws	31
7.2	Best Efforts to Obtain Consents	31

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		31
8.1	Best Efforts; Further Assurances	31
8.2	Tax Matters	31
8.3	Settlement of Purchaser Liabilities	32
8.4	Compliance with SPAC Agreements	32
8.5	Confidentiality	32

ARTICLE IX CONDITIONS TO CLOSING		33
9.1	Condition to the Obligations of the Parties	33
9.2	Conditions to Obligations of Purchaser	34
9.3	Conditions to Obligations of the Company	35

ARTICLE X INDEMNIFICATION		36
10.1	Indemnification of Purchaser	36
10.2	Procedure	37
10.3	Escrow of Escrow Shares by Shareholders	39
10.4	Periodic Payments	39
10.5	Right of Set Off	39
10.6	Payment of Indemnification	40
10.7	Insurance	40
10.8	Survival of Indemnification Rights	40

ARTICLE XI DISPUTE RESOLUTION		40
11.1	Arbitration	40
11.2	Waiver of Jury Trial; Exemplary Damages	42

ARTICLE XII TERMINATION		42
12.1	Termination Without Default	42
12.2	Termination Upon Material Adverse Effect; Default	43
12.3	Other Termination.	43
12.4	Effect of Termination.	43

ARTICLE XIII MISCELLANEOUS		44
13.1	Notices	44
13.2	Amendments; No Waivers; Remedies	44
13.3	Arm’s length bargaining; no presumption against drafter	45
13.4	Publicity	45
13.5	Expenses	45
13.6	No Assignment or Delegation	45
13.7	Governing Law	46
13.8	Counterparts; facsimile signatures	46
13.9	Entire Agreement	46
13.10	Severability	46
13.11	Construction of certain terms and references; captions	46
13.12	Further Assurances	47
13.13	Third Party Beneficiaries	47
13.14	Waiver	47
13.15	Shareholders’ Representative	48

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of August 23, 2021 (the “Signing Date”), by and among DDC Enterprise Limited, a Cayman Islands company (the “Company”), Norma Chu Ka Yin, an individual, as the representative (the “Shareholders’ Representative”) of the shareholders of the Company (each, a “Shareholder” and, collectively, the “Shareholders”), and Ace Global Business Acquisition Ltd, a British Virgin Islands company (the “Purchaser”).

WITNESSETH:

A.	The Company, through its wholly owned subsidiary, is in the business of developing, marketing and selling food products in China (the “Business”);

B.	The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.	The parties desire that the Purchaser purchase 100% of the Company Ordinary Shares from the Shareholders (the “Stock Purchase”) in exchange for the Closing Payment Shares.

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1  “Action” means any legal action, suit, claim, investigation, litigation, order, writ, injunction, demand, arbitration, mediation, inquiry, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, brought, conducted or heard by or before, or otherwise involving, any court or other Authority.

1.2  “Additional Agreements” mean the Employment Agreements, Closing Payment Escrow Agreement, Lock-up Agreements, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements.

1.3  “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4  “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.6 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.7 “Closing Payment Shares” means share certificates representing, in the aggregate, a number of shares of Purchaser Ordinary Shares equal to three hundred million dollars (US$300,000,000) (equal to thirty million (30,000,000) Purchaser Ordinary Shares, valued at ten dollars (US$10.00) per share).

1.8  “Company Ordinary Shares” has the meaning set forth in Section 4.5.

1.9  “Company Share Rights” means all options, warrants or other rights (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

1.10  “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 6.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.11  “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority and that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.12  “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.13 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.14  “Escrow Agreement” means the agreement in the form attached as Exhibit B hereto between the Shareholders’ Representative and the Purchaser with respect to the Escrow Shares.

1.15  “Escrow Shares” means the Purchaser Ordinary Shares representing 10% of the aggregate amount of Closing Payment Shares.

1.16  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17  “Hazardous Material” means any material, emission, chemical, substance or waste that is classified pursuant to Environmental Laws as, or has been designated by any Authority to be, radioactive, toxic, hazardous, a pollutant or a contaminant.

1.18  “Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.19  “IFRS” means international financial reporting standards, consistently applied.

1.20  “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated April 5, 2021.

1.21  “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.22  “Insider” means (a) the directors and officers of the Company, (b) the existing shareholders of the Company, and (c) the directors and officers of a Person that is itself an Insider or that is a Subsidiary of the Company.

1.23  “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.24  “Inventory” has the meaning of such term as defined in the UCC.

1.25  “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, Order, or regulation, arbitration award, requirement or approval of, or determination by, or interpretation or administration of, any of the foregoing by, any Authority, arbitrator or mediator, or any license or permit of any Authority.

1.26  “Leases” means the leases set forth on Schedule 1.26 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.27  “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.28  “Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition, change or effect that results in, or could reasonably be expected to result in, a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.29  “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.30  “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including any Authority.

1.31  “Renminbi” or “RMB” means the legal currency of China. The approximate currency conversions made in Section 2.4 in connection with the Earnout Shares were based on a rate of RMB 6.8 to US$1.00.

1.32  “Purchaser Ordinary Shares” means the ordinary shares of Purchaser.

1.33  “Purchaser Securities” means the Purchaser Ordinary Shares and Purchaser Units, collectively.

1.34  “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Ordinary Share and one warrant to purchase one Purchaser Ordinary Share.

1.35  “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.36  “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.37  “SEC” means the Securities and Exchange Commission.

1.38  “Securities Act” means the Securities Act of 1933, as amended.

1.39  “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.40  “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 4.14.

1.41  “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.42  “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.43  “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.44  “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.45  “United States Dollars,” “U.S. Dollars” or “US$” means the legal currency of the United States.

ARTICLE II
SHARE EXCHANGE

2.1  Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Purchaser shall issue to the Shareholders the Closing Payment Shares less the Escrow Shares. Each Shareholder shall receive the number of shares of Purchaser Ordinary Shares opposite such Shareholder’s name on Exhibit A (less the number of such Stockholder’s pro-rata amount of Escrow Shares) in exchange for the number of Company Ordinary Shares opposite such Shareholder’s name on Exhibit A.

2.2  Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Stock Purchase (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, at 10:00 a.m. Hong Kong time (the “Effective Time”), on or before March 31,2022, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.3  Board of Directors. Immediately after the Closing, the Purchaser’s current directors will resign with immediate effect and the Purchaser’s board of directors will subsequently consist of five (5) directors, which shall consist of the following individuals: (i) Norma Chu Ka Yin, (ii) Katherine Lui, (iii) Conor Yang, and (iv) two (2) other individuals to be nominated and elected by the foregoing individuals prior to the filing of the Proxy Statement.

2.4  Management Earnout Shares.

(a) The Persons that, immediately prior to Closing, comprise the management team of the Company (such Persons, as set forth on Schedule 2.4, the “Company Management”) shall have the contingent right to receive additional aggregate consideration from the Purchaser representing, in the aggregate, twelve percent (12%) of the Purchaser Ordinary Shares post-Closing (the “Earnout Shares”), based on the performance mechanics set forth in this Section 2.4, to the extent that the requirements as set forth in this Section 2.4 are met (the “Milestones”). Company Management will have the right to receive:

(i) one million (1,000,000) Earnout Shares, if the Company’s revenue exceeds forty-one million dollars (US$41,000,000) for the fiscal year ended December 31, 2021, as evidenced by and pursuant to the audited consolidated financial statement of the Purchaser for the fiscal year ended 2021;

(ii)  one million (1,000,000) Earnout Shares, if the Company’s revenue exceeds sixty-six million dollars (US$66,000,000) for the fiscal year ended December 31, 2022, as evidenced by and pursuant to the audited consolidated financial statement of the Purchaser for the fiscal year ended 2022;

(iii)  one million (1,000,000) Earnout Shares, if the Company’s revenue exceeds one hundred eighteen million dollars (US$118,000,000) for the fiscal year ended December 31, 2023, as evidenced by and pursuant to the audited consolidated financial statement of the Purchaser for the fiscal year ended 2023; and

(iv) Six hundred thousand (600,000) Earnout Shares, if the volume weighted-average per-share trading price of the Purchaser Ordinary Shares is at or above eighteen dollars (US$18.00) for twenty (20) consecutive trading dates in any twenty (20)-day continuous trading period during the period starting on the Closing Date and ending on December 31, 2025.

(b) The Purchaser shall use commercially reasonable efforts to issue the relevant portion of the Earnout Shares to the Company Management within ten (10) Business Days following the achievement of any Milestone.

(c) The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Shares shall not be represented by any form of certificate or other instrument, are not transferable, expect by operation of Law, and do not constitute an equity or ownership interest in the Purchaser, (ii) no Person on the Company Management shall have any rights as a securityholder of the Purchaser as a result of the contingent right to receive any Earnout Shares hereunder, and (iii) no interest is payable with respect to any Earnout Shares.

2.5  Cancellation of Treasury Shares. At the Effective Time, any Company Ordinary Shares held in treasury shall be canceled and extinguished without any conversion thereof or payment therefor.

2.6  Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser and the Shareholders, respectively, with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Purchaser, the officers and directors of the Purchaser (or of the Company, as the case may be) are fully authorized in the name and on behalf of the Company (or the Purchaser, as the case may be), to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
CONSIDERATION

3.1  Payment of Closing Shares.

(a) No certificates or scrip representing fractional shares of Purchaser Ordinary Shares will be issued pursuant to the Stock Purchase, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser.

(b) Legend. Each certificate issued pursuant to the Stock Purchase to any holder of Purchaser Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Shareholders, jointly and severally, hereby represent and warrant to Purchaser that, except as disclosed in the Schedule and otherwise disclosed in this Agreement, each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1  Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and the Subsidiaries, collectively, the “Company Group”). The Company Group has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company Group has offices located only at the addresses set forth on Schedule 4.1.

4.2  Authorization. The execution, delivery and performance by the Company Group of this Agreement and the Additional Agreements and the consummation by the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of the Company Group and have been duly authorized by all necessary corporate action on the part of the Company Group. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

4.3  Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for the approvals listed on Schedule 4.3 requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4  Non-Contravention. None of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 4.10 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Shares or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares or any of the Company Group’s assets, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien on any of the Company Group’s assets.

4.5  Capitalization. As at the date of this Agreement and without taking into consideration the transactions set forth on Schedule 4.5(10) and (11), the authorized share capital of the Company is one million dollars (US$1,000,000) divided into 1,000,000,000 shares, comprising (i) 908,711,616 Class A Ordinary Shares, (ii) 14,000,000 Class B Ordinary Shares, (iii) 17,224,000 series seed Preferred Shares, (iv) 11,599,000 series A Preferred Shares, (v) 4,431,000 series A-1 Preferred Shares, (vi) 3,644,000 series B Preferred Shares, (vii) 3,661,000 series B-1 Preferred Shares, and (viii) 6,200,412 series B-2 Preferred Shares, (ix) 4,646,530 series C Preferred Shares and (x) 25,882,442 series C-1 Preferred Shares, in each case having the rights and preferences attached thereto as provided in the organizational documents of the Company (the “Shares”). Notwithstanding the foregoing, all outstanding Preferred Shares of the Company as stated in this Section 4.5 shall convert into Company ordinary shares immediately prior to the consummation of the transactions contemplated by this Agreement (the “Company Ordinary Shares”). No Company Ordinary Shares are held in its treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Ordinary Shares are owned of record and beneficially by the Persons set forth on Exhibit A. No other Company Ordinary Shares are authorized or outstanding. The Company Ordinary Shares that will be outstanding immediately after the Closing will be the Company Ordinary Shares to be acquired by the Purchaser under this Agreement. Except as set forth on Schedule 4.5, there are no: (a) Company Share Rights, outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the share capital of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto.

4.6  Certificate of Formation and Bylaws. Copies of the memorandum and articles of association (or equivalent constituent documents) of each member of the Company Group have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company Group has not taken any action in violation or derogation of its certificate of incorporation or bylaws.

4.7  Corporate Records. All proceedings of the board of directors occurring since July 11, 2019, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company Group. The stock ledgers and stock transfer books of the Company Group are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by the Company Group, and all proceedings of the board of directors, including committees thereof, and shareholders of the Company Group since July 11, 2019, have been made available to Purchaser, and are the original stock ledgers and stock transfer books and minute book records of the Company Group or true, correct and complete copies thereof.

4.8  Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since January 1, 2019, none of the Company Group has used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company Group has, where necessary, filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9  Subsidiaries.

(a) The Company owns the issued and outstanding share capital and securities of each Person listed on Schedule 4.9 free and clear of all Liens. None of the Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.9, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.9.

4.10  Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon the Company or by which any of the Company Ordinary Shares or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11  Financial Statements.

(a) Schedule 4.11 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019 and December 31, 2020 consisting of the audited consolidated balance sheet as of such date (the Balance Sheet”), the audited consolidated income statement for the twelve (12) month period ended on such date, and the consolidated cash flow statement for the twelve (12) month period ended on such date (the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present, in conformity with IFRS applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with IFRS consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under IFRS on the Balance Sheet, are included therein.

(d) The Balance Sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 4.11, the Company does not have any Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.12  Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii)  all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS;

(iii)  access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), the Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the relevant office.

4.13  Absence of Certain Changes. Since the Balance Sheet date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet date, there has not been:

(a) any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any share capital or other equity interests in the Company Group; (ii) any issuance by the Company of shares of share capital or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares of share capital or other equity interests;

(d) (i) any creation or other incurrence of any Lien on the Company Ordinary Shares or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f)  any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company;

(i) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of US$3,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed US$3,000,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any Authority, court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any Authority, court or governmental body relating to the Company or its property;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(l) except as required by IFRS, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(m) any amendment to the Company Group’s organizational documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(p) any commitment or agreement to do any of the foregoing.

Since the Balance Sheet date through and including the date hereof, the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Article VII herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.14  Properties; Title to the Company’s Assets.

(a) Except as set forth on Schedule 4.14(a), the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) All of the Tangible Personal Property is located at the offices of the Company Group.

(c) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet or acquired after December 31, 2020. Except as set forth on Schedule 4.14(c), no such asset is subject to any Liens. The Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15   Litigation. Except as set forth on Schedule 4.15, there is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Ordinary Shares or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company. The Company is not, and has not been in the past five (5) years, subject to any proceeding with any Authority.

4.16   Contracts.

(a) Schedule 4.16(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of US$1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)  all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of US$1,000,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least US$1,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company Group;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)  all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii)  all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any 10% Owner is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$5,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)  any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the organizational documents of the Company);

(xiv) any Contract not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of US$1,000,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 4.16(b), each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets. Except as set forth on Schedule 4.16(b), no Contract (i) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) Except as set forth on Schedule 4.16(d), the Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.17   Licenses and Permits. Schedule 4.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business.

4.18   Compliance with Laws. Except as set forth on Schedule 4.18(a), the Company Group is not in violation of, has not violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.

(a) Without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii)  any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Except as set forth on Schedule 4.18(b), no Permit, license or registration is required by the Company in the conduct of the Business under any of the Laws described in this Section 4.18.

4.19  Intellectual Property.

(a) Schedule 4.19 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c) The current use by the Company Group of the Intellectual Property Rights does not infringe, and the use by the Company Group of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) Except as disclosed on Schedule 4.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f)   The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

4.20   Customers and Suppliers.

(a) Schedule 4.20(a) sets forth a list of the Company Group’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2020 fiscal year and for the first seven (7) months of the Company’s December 31, 2021 fiscal year, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as indicated on Schedule 4.20(b), no customer or supplier listed on Schedule 4.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action listed in clauses (i) or (ii), or (iv) to the actual knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

4.21   Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. Except as set forth on Schedule 4.21(b), to the best knowledge of the Company, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.21(c) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.22   Pre-payments. Except as set forth on Schedule 4.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23   Employees.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of each of the employees and independent contractors of the Company Group as of August 6, 2021, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2020.

(b) Except as set forth on Schedule 4.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the actual knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.24   Employment Matters.

(a) Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b) Except as disclosed on Schedule 4.24(b):

(i) all employees of the Company Group are employees at will, and the employment of each employee by the Company Group may be terminated immediately by the Company Group, as applicable, without any cost or liability except severance in accordance with the Company Group’s standard severance practice as disclosed on Schedule 4.24(b);

(ii)   to the best knowledge of the Company, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iii)   the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

4.25   Withholding. Except as disclosed on Schedule 4.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.26   Employee Benefits and Compensation. The Company Group does not have any “employee benefit plan”, bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time during the 3-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”).

4.27   Real Property.

(a) Except as set forth on Schedule 4.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects, adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

4.28   Accounts. Schedule 4.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29  Tax Matters.

(a) (i) The Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.29, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets and, to the best of the Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Company Ordinary Shares to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Company is required to be treated as owned by another Person for income Tax purposes; (ix) there is no Lien for Taxes upon any of the assets of the Company; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement, with respect to the Company Group; (xi) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2020; (xiii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiv) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xv) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return; (xviii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xvi) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

4.30   Environmental Laws.

(a) Except as set forth in Schedule 4.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c) Except as set forth on Schedule 4.30(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.31   Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.32   Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33   Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and officers of the Company.

4.34   Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company Ordinary Shares, the Company Group’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided Purchaser with all requested material information regarding the Business.

4.35   Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since January 1, 2019, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

4.36   Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.37   Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that:

5.1   Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

5.2   Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and the Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Purchaser, enforceable against them in accordance with its terms.

5.3   Governmental Authorization. Other than as required under British Virgin Islands Law, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4   Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) provide that holders of fewer than the number of shares of Purchaser Ordinary Shares specified in the Purchaser’s organizational documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Purchaser.

5.5   Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6   Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7   Capitalization. The authorized share capital of Purchaser consists of 100,000,000 authorized shares, of which 6,054,000 ordinary shares of Purchaser are issued and outstanding as of the date hereof. No other shares of share capital or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8   Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

5.9  Trust Fund. As of the date of this Agreement, Purchaser has at least US$46,000,000 in the trust fund established by Purchaser for the benefit of its public shareholders (the “Trust Fund”) in a trust account at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of April 5th, 2021], between Purchaser and the Trustee (the “Trust Agreement”).

5.10  Listing. The Purchaser Ordinary Shares are listed on the Nasdaq Capital Market, with trading ticker ACBA.

5.11  Board Approval. The Purchaser Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Purchaser.

5.12  Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of Purchaser beginning with the first quarter Purchaser was required to file such a form (iii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

ARTICLE VI
COVENANTS OF THE COMPANY PENDING CLOSING

Each of the Company and the Purchaser covenants and agrees that:

6.1 Conduct of the Business. (a) From the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company or Purchaser;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than US$500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of US$500,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or Purchaser’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than US$100,000 or in excess of US$100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or the Purchaser;

(ix) obtain or incur any loan or other Indebtedness, including drawings under the Company’s or the Purchaser’s existing lines of credit, as applicable, that exceeds, in the aggregate, forty million dollars (US$40,000,000);

(x) suffer or incur any Lien on the Company’s or the Purchaser’s assets;

(xi) suffer any damage, destruction or loss of property related to any of the Company’s or the Purchaser’s assets, whether or not covered by insurance;

(xii) delay, accelerate or cancel any receivables or Indebtedness owed to the Company or the Purchaser or write off or make further reserves against the same;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any insurance policy protecting any of the Company’s or the Purchaser’s assets to lapse;

(xv) amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization;

(xviii) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed US$1,000.00 individually or US$10,000.00 in the aggregate;

(xix) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xx) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi) make or change any material Tax election or change any annual Tax accounting periods; or

(xxii) agree to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

6.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall, to the best of their ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

6.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser, post-Closing) to any such Person or create any Lien on any Company Ordinary Shares or share capital of the Purchaser or any of the Company’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any respect or to omit or fail to state a material fact.

6.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the Balance Sheet date through the end of the previous quarterly period there has been no Material Adverse Effect. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

6.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Purchaser’s shareholders must approve the transactions contemplated by this Agreement (the “Purchaser Shareholder Approval”) prior to the transactions contemplated hereby being consummated and that, in connection with such Purchaser Shareholder Approval, the Parent must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”);

(ii) the Purchaser will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file current reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use its or their best efforts to (i) cooperate with the Purchaser, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by Purchaser or Purchaser’s representatives in connection with any filing with the SEC.

(c) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Purchaser’s shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group and the Shareholders understand that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall make its managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Financial Information. The Company will provide additional financial information requested by the Purchaser for inclusion in any filings to be made by the Purchaser with the SEC. If requested by the Purchaser, such information must be reviewed or audited by the Company’s auditors.

6.7 Trust Account. The Company acknowledges that the Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to shareholders of Purchaser holding Purchaser Units or Purchaser Ordinary Shares who shall have validly redeemed their Purchaser Units or Purchaser Ordinary Shares upon acceptance by the Purchaser of such Purchaser Units or Purchaser Ordinary Shares, (ii) the expenses to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to Purchaser.

6.8 Employees of the Company. Schedule 6.8 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-solicitation and confidentiality agreements in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”). The Company shall use its best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company Group to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company agrees that:

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Best Efforts to Obtain Consents. The Company shall use its best efforts to obtain each Company Consent as promptly as practicable hereafter.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions, including, but not limited to, taking any actions necessary to meet all relevant requirements of being a publicly listed company pursuant to applicable Laws, as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2 Tax Matters.

(a) The Shareholders’ Representative shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser. The cost of preparing such Tax Returns shall be borne by the Company. The Shareholders’ Representative shall give a copy of each such Tax Return to the Purchaser with sufficient time prior to filing for its review and comment. The Shareholders’ Representative (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company for taxable periods after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period.

(c) Following the Closing, the Shareholders’ Representative may amend any Tax Return of the Company for any taxable period ending on or before the Closing Date with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. Purchaser shall cause the Company to cooperate with the Shareholders’ Representative in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company.

(d) Following the Closing, the Purchaser may amend any Tax Return of the Company for any taxable period ending on or before the Closing to correct any errors, with the consent of the Shareholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company.

(e) Purchaser shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

8.3 Settlement of Purchaser Liabilities. Concurrently with the Closing, all material liabilities (contingent or actual) of the Purchaser shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

8.4 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of April 5, 2021 by and between Purchaser and the investors named therein.

8.5 Confidentiality. Except as necessary to complete the Proxy Statement, the Company, on the one hand, and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b) There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c) Purchaser’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with its organizational documents.

(d) The Company shall have obtained approval of the transactions contemplated by this Agreement from its Shareholders holding an aggregate of at least 70% of all voting rights attached to all issued shares of the Company for the time being that are entitled to vote on the transactions contemplated by this Agreement.

(e) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

(f) Purchaser shall have at least US$15,000,000 in cash in its Trust Account and/or from any new equity financing (the “New Equity Financing”) after taking into account all shareholder redemptions. For the avoidance of doubt, such amount shall exclude any amount payable by the Company for shareholder redemptions.

(g) The Company shall procure equity financing of at least US$10,000,000 from Insiders at the same or approximately the same price as other investors of the New Equity Financing (the “Company Financing” and, together with the New Equity Financing, the “Equity Financing”), on the terms reasonably acceptable to the Purchaser.

(h) The Company shall convert all of its Shares into Company Ordinary Shares prior to the Closing.

(i) The Company shall buy back 200,000 Purchaser Ordinary Shares from Ace Global Investment Limited at US$10.00 per Purchaser Ordinary Share on the consummation of the Closing using the excess funds in the trust account, which shall be subsequently cancelled or held in treasury.

(j) The Company shall ensure that, immediately prior to Closing, Norma Chu Ka Yin, directly or indirectly through Voodoo Enterprise Limited, holds a number of Company Ordinary Shares that, once exchanged at Closing for Purchaser Ordinary Shares pursuant to the transactions contemplated by this Agreement (including any Equity Financing), shall equal ten percent (10%) or more of the total outstanding Purchaser Ordinary Shares.

(k) The Company shall increase its current employee equity incentive plan to ten percent (10%) of the total outstanding shares of the Company for senior and mid-level management team immediately prior to the Closing of the transactions contemplated by this Agreement. For purposes of this Section 9.1(j), (i) the senior management team shall include the board of directors of the Company and those individuals identified in Schedule 9.2(i), and (ii) the mid-level management team shall include those individuals who report or are directly accountable to the senior management team. Notwithstanding the foregoing, the Company shall have the discretion to determine, on a case-by-case basis, which individual shall be classified as senior management or mid-level management for the purpose of this section.

9.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article IV), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or Order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Company Ordinary Shares or the effective operation of the Business by the Company after the Closing Date.

(f) Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the organizational or constitutive documents of the Company certified as of a recent date by the Secretary of State or equivalent Authority of its jurisdictions of organization, (ii) copies of the Company’s memorandum and articles of association (or equivalent constituent documents) as effective on the date hereof; (iii) copies of resolutions duly adopted by the board of directors or other management of the Company and by the unanimous vote or consent of the Company’s shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iv) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Company from each jurisdiction in which the Company organized or is qualified to do business.

(g) Purchaser shall have received copies of all Company Consents (including the consents of the landlords under the Leases), in form and substance reasonably satisfactory to Purchaser, and no such Company Consent shall have been revoked.

(h) Purchaser shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to Purchaser, and no such Governmental Approval shall have been revoked.

(i) The members of the Company’s senior management team identified on Schedule 9.2(i) shall have entered into and delivered to Purchaser a copy of their employment agreement with Purchaser, each in Form and substance satisfactory to Purchaser (collectively, the “Employment Agreements”), and the same shall be in full force and effect.

(j) The Key Personnel shall have executed the Confidentiality and Non-Solicitation Agreements and the same shall be in full force and effect, and the Company shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company applicable to its employees.

(k) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

(l) Each of the Shareholders shall have executed accredited investor representation letters.

(m) Purchaser shall have received Schedules updated as of the Closing Date.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Purchaser contained in this Agreement, the Additional Agreements and in any certificate delivered by the Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article V), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a material adverse effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on the Purchaser, regardless of whether it involved a known risk.

(d) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) Purchaser shall have executed and delivered to the Company each Additional Agreement to which it is a party.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification of Purchaser. The Company (solely with respect to claims made under this Section 10.1 prior to the Closing), and the Shareholders hereby jointly and severally agree to indemnify and hold harmless Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, shareholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date (c) the violation of any Laws in connection with or with respect to the operation of the Business on prior to the Closing Date, (d) any claims by any employee of the Company or any of its Subsidiaries with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) the failure of the Company or any of its Subsidiaries to pay any Taxes to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any period ending on or prior to the Closing Date, or (f) any sales, use, transfer or similar Tax imposed on Purchaser or its Affiliates as a result of any transactions contemplated by this Agreement. The total payments made by the Shareholders to the Purchaser Indemnitees with respect to Losses shall not exceed US$30,000,000 (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to any Losses relating to or arising under or in connection with breaches of Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5 (Capitalization), 4.6 (Certificate of Formation and Operating Agreement) 4.23 (Employees), 4.24 (Employment Matters), 4.25 (Withholding), 4.26 (Employee Benefits and Compensation), 4.29 (Tax Matters), or 4.31 (Finder’s Fees) (collectively, the “Fundamental Representations”) or any of clauses (b) through (f) of this Section 10.1, provided that Losses with respect to such Fundamental Representations and clauses (b) through (f) of this Section 10.1 shall be limited the Closing Payment Shares. Notwithstanding anything set forth in this Section 10.1, any Losses incurred by any Purchaser Indemnitee arising out of (x) the failure of any Shareholder to perform any covenant or obligation to be performed by it at or after the Closing Date or (y) the fraud or willful misconduct of a Shareholder, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit; provided, however, that in the case of clause (y), such Shareholder shall be severally liable for any and all Losses arising from such fraud or willful misconduct that exceed the Indemnifiable Loss Limit. Any liability incurred by the Shareholders pursuant to the terms of this Article X shall be paid first by the return for cancellation of the Escrow Shares in accordance with the terms of the Escrow Agreement.

10.2 Procedure. The following shall apply with respect to all claims by any Purchaser Indemnitee (an “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give the Shareholders’ Representative or Purchaser, as applicable, prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of the Shareholders or the Purchaser, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 10.1 or 10.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 10.1 or 10.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

10.3 Escrow of Escrow Shares by Shareholders. The Company and the Shareholders hereby authorize the Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this Article X, the Escrow Shares are valued at US$10.00 per share.

(a) Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Shareholders shall be entitled to vote the Escrow Shares on any matters to come before the shareholders of the Purchaser.

(b) Distribution of Escrow Shares. At the times provided for in Section 10.4(d), the Escrow Shares shall be released to the Shareholders’ Representative for distribution to the Shareholders, pro rata based on each such Shareholder’s percentage of ownership in the Company immediately prior to Closing. The Purchaser will take such action as may be necessary to cause such certificates and notes to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders, prior to the delivery to such Shareholders by the Shareholders’ Representative of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Shareholders’ Representative less the number or amount of Escrow Shares (at an assumed value of US$10.00 per Escrow Share) equal to the amount of any payments made pursuant to Section 10.6 and any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Shareholders’ Representative shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 10.4(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Shareholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article X.

10.4 Periodic Payments. Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

10.5 Right of Set Off. In the event that a Purchaser Indemnitee is entitled to any indemnification pursuant to this Article X, Purchaser shall be entitled to set off any amounts owed to the Shareholders pursuant to Section 10.2 and/or against the amount of such indemnification. Any such set-off will be treated as an adjustment to the Purchase Price.

10.6 Payment of Indemnification. In the event that a Purchaser Indemnitee is entitled to any indemnification pursuant to this Article X the Purchaser Indemnitee shall be paid first from the Escrow Shares. In the event that at such time Purchaser is unable to set off such indemnification pursuant to Section 10.5 and the Escrow Shares are no longer available, the Shareholders shall jointly and severally pay the amount of the indemnification (subject to the limitation set forth in Section 10.1) in shares of Purchaser Ordinary Shares at US$10.00 per share. Any payments by the Shareholders to a Purchaser Indemnitee will be treated as an adjustment to the Purchase Price.

10.7 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

10.8 Survival of Indemnification Rights. Except for the Fundamental Representations, which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company, the Shareholders and Purchaser shall survive until twelve (12) months (the “Survival Period”) following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 or 10.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of Section 10.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the twelve (12) months following the Closing, in the case of all other representations and warranties of the Company, the Shareholders and Purchaser hereunder. The obligations of the Company (but not of the Shareholders) in Articles VI and VII shall terminate upon the Closing.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by February 1st, 2022 (the “Outside Closing Date”), and no material breach of this Agreement by the Purchaser, on one hand, or the Company, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

(b) In the event that the Proxy Statement with respect to the transactions hereunder has not been filed with the SEC by October 30th, 2021 (the “Outside Filing Date”), and no material breach of this Agreement by the Purchaser, on one hand, or the Company, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Filing Date.

12.2 Termination Upon Material Adverse Effect; Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if (i) any event occurs that results in a Material Adverse Effect with respect to the Company or the Business, or (ii) the Company shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and, with respect to clause (ii), such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if (i) any event occurs that results in a material adverse effect with respect to the Purchaser, or (ii) Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and, with respect to clause (ii), such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

12.3 Other Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of all the Purchaser and the Company;

(b) by the Company, by written notice to the other parties hereto, if the Purchaser Shareholder Approval has not been duly obtained in accordance with the Purchaser’s organizational documents; and

(c) by the Purchaser, by written notice to the other parties hereto, if the Company fails to obtain Shareholder approval of the transactions contemplated by this Agreement in accordance with the Company’s organizational documents.

12.4 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement in accordance with this Article XII, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any party hereto, except as set forth in Section 8.5, this Section 12.4 or Article XIII; provided, however, that no such termination shall relieve any party hereto from liability for any fraud or willful breach of this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Address:	Room 3-6, 4/F, Hollywood Center
233 Hollywood Road
Sheung Wan, Hong Kong
Email Address:	norma@daydaycook.com
Attention:	Norma Chu Ka Yin

with a copy to (which shall not constitute notice):

Address:	Loeb & Loeb LLP
2206-19 Jardine House
1 Connaught Place
Central
Hong Kong SAR
Email Address:	lvenick@loeb.com
Attention:	Lawrence Venick

if to the Shareholders’ Representative:

Address:	Room 3-6, 4/F, Hollywood Center
233 Hollywood Road
Sheung Wan, Hong Kong
Email Address:	norma@daydaycook.com
Attention:	Norma Chu Ka Yin

if to the Purchaser:

Address:	Ace Global Business Acquisition Limited
6/F Unit B
Central 88, 88-98 Des Voeux Road
Central, Hong Kong
Email Address:	eugene@aceglobal-acq.com
Attention:	Eugene Wong

with a copy to (which shall not constitute notice):

Address:	DLA Piper LLC (US)
1251 Avenue of the Americas
New York, New York 10020
Email Address:	Jon.Venick@dlapiper.com
Attention:	Jon Venick

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided however, that if the transaction contemplated hereby is consummated, all such costs and expenses shall be borne by the combined entity.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final IPO prospectus of the Purchaser, dated April 5th, 2021 (the “Prospectus”). The Company and the Shareholders have read the Prospectus and understand that the Purchaser has established the Trust Account for the benefit of the public shareholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Company and the Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

13.15 Shareholders’ Representative. By virtue of the approval of this Agreement and the transactions contemplated hereunder by the Shareholders and without any further action of any of the Shareholders or the Company, Norma Chu Ka Yin is hereby appointed as the “Shareholders’ Representative”, the exclusive agent and attorney-in-fact for each Shareholder, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 10.1 or other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Shareholders, (iv) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Shareholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon no less than twenty (20) days’ prior written notice to the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of at least 51% of all of the Company Ordinary Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Ordinary Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Shareholders’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders. The Shareholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Shareholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Shareholders of the Company and shall be final, binding and conclusive upon each of the Shareholders. The Shareholders shall severally indemnify the Shareholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Section 13.15 to the contrary, the Shareholders’ Representative, in the capacity as such, shall have no obligation or authority with respect to any indemnification claims against a Shareholder made by a Purchaser Indemnitee under Section 10.2.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

ACE GLOBAL BUSINESS ACQUISITION LTD

By:
	Name:	Eugene Wong
	Title:	Chief Executive Officer

Company:

DDC ENTERPRISE LIMITED

By:
	Name:	CHU Ka Yin, Norma
Title:

Shareholders’ Representative:

By:
	Name:	CHU Ka Yin, Norma